Exhibit 99.1
FOR IMMEDIATE RELEASE
Global Consumer Acquisition Corp in Discussions with BB&T Corp for
Purchase of its Nevada Operations
New York, August 20, 2009 — Global Consumer Acquisition Corp. (“GCAC”) (NYSE AMEX: GHC) today announced that it is in discussions with BB&T Corp. related to the purchase of a portion or all of BB&T’s Nevada assets acquired from Colonial Bank.
Upon closing, GCAC would be renamed Western Liberty Bancorp and believes its subsidiary, 1st Commerce Bank would be one of the best-capitalized banking institutions in the State of Nevada.
Western Liberty Bancorp will focus on conservative business and commercial real estate lending, consumer lending, treasury management services, trade finance and depository products. The newly formed company will leverage the local market relationships and expertise of its senior management team and a highly liquid balance sheet to drive strategic growth initiatives, meaningfully grow its balance sheet on an opportunistic basis.
Global Consumer originally filed an application with the Federal Reserve Board seeking bank regulatory approval for the acquisition of 1st Commerce Bank, North Las Vegas, and the immediate subsequent acquisition of selected Nevada assets, Nevada retail banking offices of Colonial Bank and certain assets of Colonial Bank. Global Consumer also filed an Interagency Bank Merger Act application with the FDIC seeking permission for 1st Commerce Bank to acquire the preceding assets and liabilities from Colonial Bank. To the extent that Global Consumer is able to reach any agreement with respect to a transaction with BB&T, Global Consumer intends to refile such applications in substantially similar form with the details of such a potential transaction.
About Global Consumer Acquisition Corp.
Global Consumer Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, joint venture or other similar business combination with one or more domestic or international operating businesses.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
Jason N. Ader
Global Consumer Acquisition Corp.
(212) 445-7800